Exhibit 10.15

FULL SERVICE OFFICE LEASE

THIS FULL SERVICE OFFICE LEASE (this “Lease”) is made this              day of August, 2003 by and between HAMPTON R & D PROPERTIES, LLC, a Virginia limited liability company (“Landlord”) and LUNA INNOVATIONS INCORPORATED, a Delaware corporation (“Tenant”).

For and in consideration of their mutual obligations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms used in this Lease shall have the following meanings:

(a) “Additional Rent” shall mean any payment referred to as such in this Lease and any payment required to be made by Tenant to Landlord under this Lease other than the Base Rent.

(b) “Base Rent” shall mean the monthly payment of rent to be paid Landlord as provided in paragraph 6 of this Lease.

(c) “Base Year” shall mean the period beginning as of the Lease Commencement Date and expiring one calendar year after the Lease Commencement Date.

(d) “Building” shall mean the Landlord’s office building located at 130 Research Drive in the City of Hampton, Virginia. Unless otherwise specified, the term “Building” shall be deemed to include the Demised Premises.

(e) “Common Areas” shall mean all drive aisles, sidewalks, parking lots, lobbies, hallways, stairways, common entrances, or other common elements designated by Landlord as being for the use in common by all tenants of the Building or of any other building now or hereafter constructed by Landlord upon property adjacent to the Property.

(f) “Demised Premises” shall mean the office space to be constructed by Landlord and leased by Tenant.

(g) “Lease Commencement Date” shall mean the later of October 24, 2003, or the date that the City of Hampton, Virginia issues a temporary certificate of occupancy concerning the Demised Premises.

(h) “Lease Year” shall mean each, successive anniversary of the Lease Commencement Date during the Term.

(i) “Normal Business Hours” shall mean the hours of 7:00 a.m. to 7:00 p.m., Monday through Saturdays. Sundays and all legal holidays recognized by the governments of the United States or the Commonwealth of Virginia are excluded from Normal Business Hours.

(j) “Plans” shall mean the construction plans and floor plans attached to this Lease as Exhibit “A”, which have been agreed upon by Landlord and Tenant.

(k) “Property” shall mean 130 Research Drive, Langley R&D Park, Hampton, Virginia. Unless otherwise specified, the term “Property” shall be deemed to include the Demised Premises, Building, and Common Areas.

(l) “Rent” shall mean the Base Rent and any Additional Rent payable hereunder.

(m) “Rules and Regulations” shall mean the Landlord’s rules and regulations applicable to the Building, as may be amended by Landlord from time to time, and which are attached to this Lease as Exhibit “B”.

(n) “Term” shall mean the Initial Term and any applicable Renewal Term of this Lease.

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord, the Demised Premises, together with the right and privilege to use all Common Areas. Tenant’s office space shall not exceed 9,935 square feet, measured to BOMA standards by Landlord’s architect, whose measurement shall constitute the final measurement hereunder. A more detailed description of the office space is outlined in the Plans attached hereto as Exhibit “A”. For purposes of calculating the payment of Rent hereunder, the parties agree that the office space shall be equal to 9,935 square feet, even though the actual office space may vary according to Tenant’s specifications.

3. Construction of Demised Premises. Landlord shall construct the Demised Premises in substantial conformity with the Plans. After the execution of this Lease, Tenant may change the Plans, only if approved by the Landlord. Upon Tenant’s request, Landlord may agree, in its sole discretion, to allow minor deviations and changes in the Plans. However, if Landlord consents to Tenant’s requested changes, the Lease Commencement Date shall be extended by the number of days Landlord determines shall be reasonably necessary to accommodate those changes. Any changes in the Plans shall be subject to an increase in cost, which shall be the responsibility of and shall be born by Tenant. If, at any time after execution of this Lease, Landlord determines, in its sole discretion, that construction of the Demised Premises cannot be complete by Landlord prior to the Lease Commencement Date, Landlord may extend the Lease Commencement Date by giving Tenant written notice thereof. Except as expressly provided by this Lease, Landlord shall have no liability to Tenant for any loss or damage resulting from Landlord’s failure to construct or Landlord’s delays in construction of the Demised Premises.

4. Acceptance of Demised Premises. Landlord shall notify Tenant upon the issuance of a temporary certificate of occupancy from the City of Hampton and Tenant shall be deemed to have accepted the Demised Premises as of the date. Tenant and Landlord shall perform a walk-through inspection of the space prior to Tenant’s occupancy of the Demised Premises, and tenant shall prepare a punch-list of items required to bring the Demised Premises into substantial conformance with Tenant’s plans. Landlord shall use its best efforts to complete any items required to bring the Demised Premises into substantial conformance with Tenant’s Plans as soon as reasonably possible following the Lease Commencement Date. Tenant shall execute and deliver a letter to landlord confirming the commencement of this Lease in the form attached as Exhibit “C” to this Lease. If the Lease Commencement Date is other than October 24, 2003, the letter shall include a revised rent schedule reflecting the actual Lease Commencement Date.

5. Term. Provided that this Lease is not terminated by Tenant in accordance with paragraph 41, the initial term of this Lease shall begin as of the Lease Commencement Date and shall end on March 31, 2009 (the “Initial Term”). Provided Tenant is not in default of this Lease, Tenant shall have the option to renew this Lease for one (1) renewal term of three (3) years (the “Renewal Term”). Tenant shall exercise any of its rights of renewal hereunder by giving Landlord written notice of the exercise of its option at least one hundred twenty (120) days prior to the expiration of any Term of this Lease, time being of the essence for Tenant’s exercise of any such option to renew. Landlord shall provide a rent concession during the period of free rent, beginning as of the Lease Commencement Date and ending on March 31, 2004.

6. Rent. Rent shall be payable in advance of the first day of every calendar month during the Term, without offset by Tenant or demand by Landlord having been made. Rent shall be payable at the office of Landlord located at 4016 Holland Boulevard, Chesapeake, Virginia 23323, or at such other place as Landlord may direct from time to time. Any Rent payable during a partial calendar month shall be prorated on a daily basis for that month and, if any Term begins on other than the first day of a calendar month, then Rent for that month only shall be due and payable as of the date that Term begins, all future payments of Rent becoming due on the first day of every calendar month thereafter. Rent during the Initial Term and Renewal Term of this Lease is payable according to the following schedule and is based upon a base rate of $8.90 per square foot, plus $4.60 per square foot in operating expenses and taxes. In addition to these amounts, Tenant may be responsible for monthly payment of Adjusted Expenses, as set forth in paragraph 13 below.

	Period	Annual	PSF	Monthly
Initial Term
Free	Oct. 24, 2003 - Mar. 31, 2004	$0	$0	$0
Yr. l	Apr. 1, 2004 - March 31, 2005	$134,122.50	$13.50	$11,176.88
Yr. 2	Apr. 1, 2005 - Mar. 31, 2006	$135,513.40	$13.64	$11,292.78
Yr. 3	April 1, 2006 - March 31, 2007	$136,804.95	$13.77	$11,400.41
Yr. 4	April 1,2007 - March 31, 2008	$138,195.85	$13.91	$11,516.32
Yr. 5	April 1,2008 - March 31, 2009	$139,586.75	$14.05	$11,632.23

Renewal Term
Yr. 6	April 1, 2009 - March 31, 2010	$140,977.65	$14.19	$11,748.14
Yr. 7	April 1, 2010 - March 31, 2011	$142,368.55	$14.33	$11,864.05
Yr. 8	April 1, 2011 - March 31, 2012	$143,759.45	$14.47	$11,979.95

7. Use. The Demised Premises shall be used only for general office and research & development laboratory use and for no other purpose without Landlord’s prior written consent, which may be withheld by Landlord for any reason. All Common Areas shall be used only for their intended purposes and subject to Landlord’s Rules and Regulations. Tenant shall use the Demised Premises and Common Areas in accordance with all federal, state, and local laws, rules, regulations, codes, and ordinances. Tenant shall not commit waste of the Demised Premises, Common Areas, or Building, nor shall Tenant use the same in any manner which would constitute a nuisance or otherwise interfere with the rights of Landlord or other tenants of the Building.

8. Services. Landlord shall furnish the following services to Tenant, during Normal Business Hours, unless otherwise specified and without additional charge, except as agreed in this Lease: (i) janitorial and cleaning service (Monday through Friday only); (ii) water, sewer, and natural gas, (iii) electricity for lighting, ordinary business machines and laboratory equipment, specifically 6-8 digital oscilloscopes and data acquisition systems; 15 desktop computers and associated peripheral devices; ultrasonic immersion scan tank; 5-6 benchtop ultrasonic test systems; power amplifiers; soldering stations; air compressor; drill press; knee mill, metal lathe; sanders and grinders; and benchtop, ductless fume hood; (iv) and heating and air conditioning during Normal Business Hours in such seasons of the year as the same shall be reasonably necessary. In the event of interruption or suspension of any service, howsoever caused, Landlord shall restore such service with reasonable dispatch, subject to the provisions of paragraph 13 hereof with regard to Tenant’s repairs. Tenant shall not use any method of heating or cooling the Demised Premises other than that provided by Landlord. Tenant may obtain electricity, heating and air conditioning services, for periods other than Normal Business Hours, by making arrangements with Landlord’s property manager. Charges for electricity and heating and air conditioning used by Tenant during hours other than Normal Business Hours shall be charged at the rate of $25.00 per hour for use of the office area (zones 1-7) billable in minimum one-hour increments, or $10.00 per hour for use of the Laboratory and warehouse areas (zones 8-10) billable in minimum twelve-hour increments. Payment for the hours other than Normal Business Hours shall be due as Additional Rent for the month following the month during which Landlord delivers an invoice to Tenant’s agent or designee for such charges. Landlord shall provide, along with its invoice, a copy of a statement showing the number of hours of Tenant’s excess electricity, heating and air conditioning consumption. Tenant may elect, prior to full execution of this Lease, to pay for its own electrical and janitorial services, by giving written notice to Landlord. In the event Tenant elects to pay for its own electrical and janitorial services, Tenant shall cause electricity to be monitored by a separate meter installed for that purpose and shall provide Landlord satisfactory evidence that it has entered into a contract for janitorial services reasonably acceptable to Landlord.

9. Alterations. Tenant shall make no structural alterations, additions, or improvements to the Demised Premises without Landlord’s prior written consent, which shall not be unreasonably withheld. Any permitted alterations, additions, or improvements shall (a) be performed at Tenant’s sole cost and expense; (b) be performed according to plans prepared by Tenant’s professional architect or engineer and approved by Landlord and its architect or engineer; (c) be performed by duly licensed and qualified contractors, bonded and insured in the Commonwealth of Virginia; (d) be performed in a good and workmanlike manner using materials equal in quality and kind to those used in construction of the Building; (e) be completed in compliance with all federal, state, and local laws, regulations, ordinances and codes including, but not limited to, the American with Disabilities Act, building codes, and fire codes; and (f) with the sole exception of Tenant’s movable office furniture and trade fixtures, shall become the sole property of Landlord upon termination or expiration of this Lease. All damage and injury to the Demised Premises, its fixtures, appurtenances and equipment, and to the Building, its fixtures, appurtenances and equipment, caused by Tenant, its agents, employees or contractors shall be repaired, restored or replaced promptly to Landlord’s satisfaction by Tenant at Tenant’s sole cost and expense.

10. Liens. Tenant shall permit no voluntary or involuntary liens, mortgages, deeds of trust, mechanic’s or materialmen’s liens, or other encumbrances to attach to the Property. In the event any lien should arise because of the acts of Tenant, its agents, or employees, Tenant shall immediately satisfy, discharge or settle such liens within thirty (30) days of the date such lien arises. If Tenant fails to satisfy, discharge or settle any such lien, Landlord may, without any obligation to do so and reserving its rights under this Lease, satisfy, discharge or settle such lien on Tenant’s behalf and Tenant shall pay as Additional Rent, all of Landlord’s costs and expense in doing so, including reasonable attorneys fees and costs associated therewith.

11. Tenant’s Maintenance. Tenant shall maintained the Demised Premises and its personal property in good condition at all times. Tenant shall promptly notify Landlord of any and all repairs required to be performed by Landlord hereunder. Landlord shall use its best efforts to make such repairs as soon as reasonably possible after Tenant has requested the repairs.

12. Signs. Tenant shall have the right to display its name on the front glass door located at the entrance to the Demised Premises, in a design reasonably acceptable to Landlord. Tenant shall further have the right to display its name on the monument sign serving the Building, subject to the rights of existing tenants, availability of space, and to Landlord’s approval of the design and location of the sign, which shall not be unreasonably withheld. Tenant’s rights with regard to signs shall be subject to applicable building codes, zoning ordinance, and restrictive covenants applicable to the Property. Initial costs and expenses associated with Tenant’s signs including, without limitation, all permits, approvals, or variances, shall be borne by Landlord.

13. Operating Expenses and Taxes.

(a) Expenses and Adjusted Expenses. “Base Year Expenses”, as used herein, means the greater of $4.60/square foot/year or the actual total of Tenant’s Proportionate Share of Operating Expenses and Taxes during the Base Year. The term “Expenses”, as used herein, shall mean “Operating Expenses” and “Taxes”, as both of those terms are defined below. Beginning as of the first day of the second calendar month following the Base Year, and continuing for every month thereafter during the Term, Tenant shall be responsible for payment, as Additional Rent due on a monthly basis, any positive difference between Tenant’s Proportionate Share of actual Expenses, calculated on a monthly basis, and the Base Year Expenses, calculated on a monthly basis (the “Adjusted Expenses”). The Adjusted Expenses shall be measured and determined by Landlord on a monthly basis, and Landlord shall send Tenant a statement showing the amount of Adjusted Expenses due from Tenant. In no event shall Tenant be responsible for paying Adjusted Expenses for any particular month in excess of the greater of one percent (1%) or the Consumer Price Index – All Urban Consumers, as published by the United States Department of Labor, Bureau of Labor Statistics for that month (“CPI”); provided, however, that if any increase in Adjusted Expenses is attributable to changes in Tenant’s business practices including, without limitation, increased density of office space resulting from Tenant maintaining in excess forty-five (45) employee workspaces in the Demised Premises, the addition of equipment or devices not described in paragraph 7 above, or similar circumstances, then the Adjusted Expenses due from Tenant shall not be limited.

(b) Operating Expenses. “Operating Expenses” shall mean all costs and expenses incurred by Landlord in each Lease Year in connection with operating, maintaining, repairing, and managing the Demised Premises, Building and Property of which the Demised Premises is a part including, without limitation, the following:

1. Labor costs, including wages, salaries, social security and employment taxes, medical and other types of employee insurance, uniforms, training, and retirement and pension plans for personnel at or below the level of property manager and building manager.

2. Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other customary administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the costs of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3. The costs of services, including amounts paid to service providers and the rental costs and purchase costs of parts, supplies, tools and equipment.

4. Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance carried by Landlord with respect to the Demised Premises.

5. Electrical Costs, as defined below, and charges for water, gas and sewer, but excluding those charges for which Landlord is reimbursed by Tenant or other tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Demised Premises; and (c) if and to the extent permitted by law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation of administrative contracts for electricity, provided that such fee shall not exceed fifty percent (50%) of any saving obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs and (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants shall be deducted from Electrical Costs. Increases in Electrical Coots for the Building that are directly attributable to material changes in business operations by other tenants of the Building shall not be factored into Tenant’s Proportionate Share of Expenses for purposes of Tenant’s payment of Adjusted Expenses hereunder.

6. If Landlord incurs Operating Expenses in common with other buildings or properties owned by Landlord, whether by a reciprocal easement agreement, common area agreement, or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between such properties.

7. Operating Expenses shall not include the following expenses: the cost of capital improvements; depreciation; interest; principal payments of mortgage and other non-operating debts of Landlord; the costs of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building to tenants other than Tenant including brokerage commissions, lease concessions, and costs incurred with the sale and refinancing of the building; or organizational expenses associated with the creation and operation of the entity which constitutes the Landlord.

(c) Taxes. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building or Property, without limitation, special assessments; (2) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance, and repair of the Building or Property; and (3) all costs and fees incurred with seeking reductions, if requested by the Tenant, in any tax liabilities related to the Property.

(d) Tenant’s Proportionate Share. The term “Tenant’s Proportionate Share” shall mean the Tenant’s share of Expenses, as determined by multiplying the total of Expenses or any increases in Expenses by a fraction, the numerator of which is the gross square feet of floor area, leased to Tenant and the denominator of which is the gross square feet of rentable floor area in the entire Building. All costs shall be aggregated and a statement provided to Tenant annually. Tenant shall be responsible for payment of Adjusted Expenses only in the event of an increase in Expenses.

14. Rules and Regulations. Tenant, its agents, employees, guests and invitees shall faithfully observe Landlord’s Rules and Regulations, which may be amended and/or supplemented from time to time by Landlord without Tenant’s consent, so long as the Rules apply equally to all tenants of the Building, and so long as changes to the Rules are reasonable and do not inhibit Tenant’s business.

15. Sublease and Assignment.

(a) Neither Tenant nor any of its permitted assigns or sublessees shall assign or sublet this Lease or any portion of the Demised Premises without Landlord’s consent, which may be withheld by Landlord for any reason. For purposes of this paragraph, any transfer by sale, encumbrance or otherwise of a majority of Tenant’s issued and outstanding stock (if Tenant is a corporation), or any lawful levy or sale on execution or other legal process, or any assignment or sale in bankruptcy or insolvency or under any compulsory procedure, shall be deemed an assignment within the meaning of this Lease.

(b) Notwithstanding the preceding paragraph, Tenant shall have the right to sublet any unused portion of the Demised Premises, not to exceed 3,000 square feet, to a subtenant approved and accepted in writing by Landlord, whose approval and acceptance shall not be unreasonably withheld. Prior to approval and acceptance of any permitted subtenant, the subtenant shall be required to acknowledge and agree to abide by the Tenant’s obligations under this Lease, shall provide an insurance policy meeting the requirements of paragraph 17 of this Lease, shall use the Demised Premises for the same or similar purpose as Tenant, and shall enter into a written agreement with Tenant for the use of that portion of the Demised Premises. No sublease approved by Landlord shall relieve Tenant of any of its obligations to Landlord under this Lease. Tenant may engage a broker to assist with finding a subtenant for a portion of the Demised Premises, and Tenant may post a sign in a place and design reasonably acceptable to Landlord, advertising that a portion of the Demised Premises is available for sublease.

(c) If Tenant shall sublease or assign its rights hereunder, Tenant shall pay Landlord fifty percent (50%) of any profit Tenant receives from the sublease. Tenant’s profit shall be measured by subtracting the amount of Rent paid by Tenant hereunder, calculated based upon its rate of rent per square foot, from the amount of rent received by Tenant under any sublease or assignment, calculated upon the rate of rent received per square foot by Tenant; provided, however, that Tenant may deduct any cost of Tenant’s legal fees (not exceeding $1,000), brokerage fees (not exceeding market rates for any brokerage services, or improvements made on behalf of any subtenant or assignee.

16. Indemnification. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents or employees, Tenant shall indemnify and hold Landlord harmless from and against any and all liabilities, obligations, damages, claims, actions, settlements, costs, charges, or expenses including, without limitation, reasonable attorney’s fees and costs, which may be imposed upon or incurred by Landlord as a result of or in connection with any damage or injury occurring with the Demised Premises to any party or property because of the negligent or intentional acts or omissions of Tenant, its agents, employees, guests and invitees.

Except to the extent caused by the negligence or willful misconduct of Tenant, its agents or employees, Landlord shall indemnify and hold Tenant harmless from and against any and all liabilities, obligations, damages, claims, actions, settlements, costs, charges, or expenses including, without limitation, reasonable attorney’s fees and costs, which may be imposed upon or incurred by Tenant as a result of or in connection with any damage or injury occurring with the Building, Demised Premises or to any party or property because of the negligent or intentional acts or omissions of Landlord, its agents, employees, guests and invitees.

Tenant shall give to Landlord immediate notice of any accident to or occurring in and of any known defects in the Demised Premises or the Building, including fire, accident involving a person, and accident to or defects in the water pipes, electric wires and heating and cooling apparatus, which defects shall thereupon be remedied by Landlord with due diligence.

17. Insurance. Tenant shall at all times and at his own cost and expense, carry with a company or companies reasonably satisfactory to Landlord, public liability insurance on the Demised Premises and adjoining Common Areas, with limits of not less than Five Hundred Thousand Dollars ($500,000.00) for injury or death to one person and One Million Dollars ($1,000,000.00) for injury or death to more than one person, and property damage of Fifty Thousand Dollars ($50,000.00) for each accident. Tenant’s insurance policy or policies shall contain a provision insuring Tenant against all liability which Tenant might have under the indemnity provisions set forth in this Lease and shall deliver certificates of coverage to Landlord. Tenant’s insurance policies shall also contain an endorsement that they may not be terminated or cancelled without thirty (30) days written notice to Landlord, and shall name the Landlord as an additional insured but solely with respect to those matters for which Tenant is required to provide indemnification under this Lease. If Tenant fails to provide such insurance, Landlord may, but shall not be required to, obtain such insurance on Tenant’s behalf and collect the cost thereof as Additional Rent.

Tenant, its agents, employees, guests or invitees, shall store their property in, and shall occupy and use the Demised Premises and all other portions of the Building solely at their own risk. Tenant hereby releases Landlord from all claims of every kind, including loss of life, personal or bodily injury, damage to merchandise, equipment, fixtures or other property, or damage to businesses or for business interruption, arising, directly or indirectly, out of or from or on account of such occupancy and use of the Demised Premises, or resulting from any present or future condition or state of repair thereof.

Landlord shall maintain “All Risk” property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s insurance shall not limit such party’s liability under this Lease.

18. Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive, any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through, or under Landlord or Tenant, as the case may be, with respect to the Tenant’s property, the Building, the Demised Premises or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord, its agents, employees, guests or invitees or Tenant, its agents, employees, guests or invitees, which loss or damage is covered by insurance.

19. Damage, Destruction and Restoration. If the Demised Premises is damaged by fire, elements, or other casualty to such an extent that more than thirty (30) days shall be required to restore the Building or restoration cannot be completed solely with proceeds provided by any insurance policy, Landlord shall have the right to cancel this Lease by giving Tenant written notice of cancellation within thirty (30) days after such damage occurs. If the Demised Premises is damaged by fire, elements, or other casualty to such an extent that more than ninety (90) days shall be required to restore the Demised Premises, either Landlord or Tenant shall have the right to cancel this Lease by giving the other written notice of its cancellation within thirty (30) days after such damage occurs; provided, however, that if such damage is the result of the intentional act or omission to act of Tenant, its servants, employees, agents or visitors, Tenant shall forfeit its option to cancel. If this Lease is not cancelled as aforesaid, Landlord shall cause the Demised Premises to be restored with reasonable dispatch and the rental due shall be equitably and proportionately abated, according to the loss of use of the Demised Premises, from time of such damage until the Building and the Demised Premises shall have been restored to tenantable condition.

20. Condemnation Proceedings. If the whole or any part of the Demised Premises shall be taken or condemned (or sold pursuant to the threat of such taking) by a competent authority for any public or quasi-public use or purpose, and the condemnation or threat of condemnation shall materially impair the rights of either party in the Demised Premises, then this Lease, at the option of either party, shall terminate from the date when possession is delivered to the condemning authority. In the event the Demised Premises are similarly taken, condemned or sold, in whole or part, then this Lease shall, at the option of either party hereto, terminate on the date when possession is delivered to the condemning authority. In no event shall Tenant have any claim against Landlord for the value of any unexpired term of this lease, but Rent shall be abated as of the date of such termination.

21. Default. Tenant shall be in default of this Lease upon the occurrence of any of the following events of default: (a) Tenant’s failure to pay all or any portion of Rent due under this Lease within five (5) days of the date it is due; (b) Tenant’s failure to comply with any term, provision or covenant of this Lease, other than the payment of Rent, if the failure is not cured within thirty (30) days of Tenant’s receipt of written notice from Landlord of such failure; provided, however, that Tenant shall not be in default of this Lease if the failure reasonably requires more than thirty (30) days to cure and Tenant has undertaken such cure and continues to diligently pursue such cure; (c) Tenant violates any term, provision, or covenant of this Lease more than three (3) times in any twelve (12) month period, regardless of Tenant’s previous cure of the violation; (d) Tenant declares bankruptcy, becomes insolvent, makes an assignment for the benefit or creditors, engages in any fraudulent transfer, or admits in writing its inability to pay its debts when due.

22. Remedies. In the event of Tenant’s default under this Lease, Landlord shall have the right provided by law, to re-enter the Demised Premises peaceably or by force, and to take possession of the Demised Premises and terminate this Lease. Neither termination of this Lease nor Landlord’s recovery of possession shall deprive Landlord of any action against Tenant for possession, rent (accrued or to accrue) or damage, nor shall it constitute a waiver of any lien of Landlord upon the property of the Tenants. Without having any obligation so to do, Landlord may, in the event of default, re-let the Demised Premises in whole or in part for the unexpired portion of the Term and Tenant shall reimburse Landlord for all of its expenses in connection with such re-taking, re-letting, and any loss of rend including, without limitation, all court costs and reasonable attorney’s fees.

23. Landlord’s Liability. Except for liabilities otherwise expressly assumed by Landlord in this Lease, it is agreed that Landlord shall not be liable or responsible in any way for damage to or loss or theft of property sustained in or about the Demised Premises or the Building. The obligations of Landlord hereunder shall be binding only upon its interest in the project, and not upon any other assets of Landlord or any partner of Landlord personally. Tenant agrees to look solely to the equity of Landlord in the Project for the satisfaction of any remedies of Tenant or judgment obtained by Tenant as a result of a breach by Landlord of this lease. Such exculpation of liability shall be absolute and without any exception.

24. Quiet Enjoyment. Landlord covenants and agrees that upon Tenant’s paying the rent and observing and performing all the covenants, conditions and provisions, on Tenant’s part to be observed and performed, Tenant may peaceable and quietly enjoy the Demised Premises. Tenant’s interest in the Demised Premises is subject to all easements, covenants, and restrictions applicable to the Property, as well as all prior leases, mortgages, liens or other encumbrances or record.

25. Surrender. Upon expiration or termination of this Lease, Tenant shall remove all Tenant’s personal property, furniture, trade fixtures and equipment (“Tenant’s Property”) from the Demised Premises and shall surrender the Demised Premises to Landlord, broom clean and in good order, condition and repair, ordinary wear and tear excepted. If Tenant fails to remove any of Tenant’s Property from the Demised Premises within five (5) days of expiration or termination of this Lease, then Landlord shall be entitled (but not obligated) to remove and store Tenant’s Property at Tenant’s sole cost and expense. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the

Premises or storage within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord. No act or thing done by Landlord or Landlord’s agents or employees during the term hereof shall be deemed a surrender of the Demised Premises, save and except an agreement to accept such surrender in writing and signed by Landlord. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy after the termination or expiration shall be that of a tenancy from month-to-month. Tenant’ s occupancy of the Premises during the holder shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis) equal to one hundred fifty percent (150%) of the rental amount due during the month of expiration or termination. Tenant and Landlord agree that failure of the other party to insist upon strict observance of any of the terms or conditions hereof at any time shall not be deemed a waiver of its right to insist on strict observance thereafter.

26. Mortgages, Deeds of Trust. This Lease shall be subordinate to the lien of any deed of trust, mortgage or lien resulting from any method of financing or refinancing now or hereafter in force against the Demised Premises or the Building, and to any and all advances made under such mortgages (“collectively, “Mortgages”). The provisions of this paragraph shall be self-operative and no further instrument of subordination shall be required to evidence such subordination. Tenant covenants and agrees, however, to execute and deliver, upon demand (however not more than once in any 12 month period), such further instruments subordinating this Lease to any Mortgage, as reasonably required by Landlord or Landlord’s lenders, within ten (10) days of having received written notice thereof. In addition, within ten (10) days after written request by either party, the other party shall execute, acknowledge and deliver to the requesting party or its designee, a certificate providing that the following are true, except as otherwise set forth in the certificate: that this Lease is in full force and effect and has not been modified, supplemented, or amended; that to the best of the parties actual knowledge all conditions and agreements to be performed by the requesting party have been satisfied or performed; and that all Rent and other payments due from either party have been paid as of the date set forth in the certificate.

27. Notice. Any notice herein provided to be given by Tenant to Landlord shall be deemed to be given if delivered in person to Landlord or when duly posted in United States registered or certified mail addressed to Hampton R & D Properties, LLC, 4016 Holland Boulevard, Chesapeake, Virginia 23323 Attn: Mr. Tom Atherton. Any notice herein provided from Landlord to Tenant shall be deemed to be given if delivered in person to Tenant or when duly posted in United States mail addressed to Tenant at the Demised Premises.

28. Entry by Landlord. Landlord and Landlord’s agents, employees and independent contractors shall have the right to enter the Demised Premises at all reasonable times following not less than 24 hours prior written notice, to examine the same and to show them to prospective purchasers or during the last 120 days of the lease if Tenants renewal options have not been exercised, lessees of the Building, or any portion thereof, and to make such reasonable decorations, repairs, alterations, or additions as Landlord deems desirable, and Landlord and Landlord’s agents, employees and independent contractors shall be allowed to take all material into and upon the Demised Premises that may be reasonably required therefor without the same constituting an eviction of Tenant in whole or in part. The rent shall abate while such decorations, repairs, alterations, improvements, or additions are being made, to the extent Tenant experiences a loss or interruption of the use of the Demised Premises. During the 120 days prior to the expiration of this lease, Landlord may exhibit the Demised Premises to prospective tenants thereof, and place upon the Demised Premises the usual notices “FOR LEASE”, which notices Tenant shall permit to remain thereon without molestation.

29. Choice of Law. This Lease shall be governed in accordance with the laws of the Commonwealth of Virginia without reference to its principles of choice of law. All disputes arising under this Lease, if brought into court, shall be brought in either the Circuit Court of the City of Hampton, Virginia or the federal courts of the Eastern District of Virginia, and the parties to this Lease voluntarily submit themselves to the jurisdiction of such courts.

30. No Oral Modifications. This Lease shall in no way be modified or amended, except as set forth in a writing signed by each of the parties hereto.

31. Entire Agreement. This Lease represents the entire agreement of the parties concerning the subject matter of this Lease. All prior negotiations, memoranda, correspondence, drafts, and communications have been reduced to the express terms of this Lease. All exhibits and attachments referenced in this Lease and/or affixed to this Lease are incorporated by reference.

32. Rules of Construction. This Lease has been prepared and drafted by counsel representing both parties. Therefore, the parties agree that this Lease shall not be subject to any presumptions or rules of construction or interpretation of property law or contract law that would favor or impair the rights of the drafting party.

33. Waiver of Jury. (DELETED)

34. Headings. The headings and captions appearing at the beginning of each paragraph of this lease are intended only for convenience of reference and are not to be considered in construing this Lease.

35. Successors and Assigns. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns. Upon conveyance of the property of which the Demised Premises is a part, Landlord shall be released of any and all its personal obligations hereunder, the same to be binding upon the purchaser of the property.

36. Broker’s Commission. Landlord shall pay a 6% Broker’s Commission at the execution of this Lease, and for any Renewal Term exercised by Tenant hereunder. One half (3%) of the commission shall be paid to Mid-Atlantic Commercial, and one half (3%) of the commission shall be paid to Advantis Real Estate Services. Tenant represents and warrants that it has incurred no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, except as noted above, and each of the parties agrees to indemnify the other against and hold it harmless from all liabilities arising from any such claim (including, without limitation, the reasonable cost of attorney’s fees in connection therewith).

37. Use and Compliance with Law. Landlord represents and warrants that the Building shall be constructed and shall remain during the term of the Lease in accordance and compliance with all applicable federal, state and local laws, orders, regulations and ordinances including but not limited to building codes. Any noncompliance or violation of this representation and warranty shall be cured by Landlord at its sole cost and expense, the expense of which shall not be chargeable to Tenant as an operating expense of the Building. Landlord, at Landlord’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal state, county and municipal authorities now in force or which may hereafter be in force, which shall impose any duty upon the Landlord or respect to the occupation or alteration of the Demised Premises, except for compliance issues which are a direct result of Tenant’s specific and unique use of the Building.

38. Force Majeur. Landlord shall not be deemed to be in default of this Lease with respect to the performance of any terms, covenants or conditions of this Lease if Landlord’s failure to perform such terms, covenants or conditions is due to any strike, lockout, labor dispute, civil commotion, war-like operation, terrorist act, invasion, rebellion, governmental regulations or controls, inability to obtain materials and services, act of God, fire, or other casualty or cause beyond the reasonable control of Landlord.

39. Security Systems. Tenant shall have access to the Demised Premises twenty-four (24) hours a day, seven (7) days a week. Landlord shall furnish a proximity card reader and fifty (50) access cards in connection with this Lease.

40. Parking. Tenant shall have the right, during the Term, to use fifty (50) parking spaces located upon the Property, fifteen (15) of which shall be marked reserved for Tenant’s exclusive use. Three (3) of Tenant’s reserved spaces shall be located near the front door of the Demised Premises, and twelve (12) of the reserved spaces shall be located nearest to the exterior front door of the Demised Premises. In accordance with the Landlord’s Rules and Regulations, Landlord reserves the right, from time to time, to designate areas in which Tenant, its employees, agents, and visitors may park.

41. Early Termination. Tenant shall have the right at any time, following the third anniversary of the Lease Commencement Date, to terminate this Lease, provided that Tenant shall give Landlord at least one hundred twenty (120) days prior written notice of termination and shall pay Landlord an early termination fee of Thirty Thousand Dollars ($30,000) payable as of the termination date. In the event Tenant moves into another property owned by Landlord, Landlord shall waive the foregoing early termination fee.

42. Landlord’s Acceptance. The Landlord’s obligations set forth in this Lease shall be conditioned upon Landlord’s execution and acceptance of this Lease and upon Landlord’s review and approval of Tenant’s financial information.

IN WITNESS WHEREOF the parties have caused their duly authorized representatives to execute this Lease on behalf of their respective companies as of the day and year first above written.

LANDLORD:

HAMPTON R & D PROPERTIES, LLC

By:	/s/ Thomas H. Atherton, III
Thomas H. Atherton, III
Manager

TENANT:

LUNA INNOVATIONS INCORPORATED, a Delaware corporation

By:	/s/ Garnett S. Linkous
Garnett S. Linkous
Chief Administrative Officer

EXHIBIT A

PLANS

EXHIBIT B

RULES AND REGULATIONS

(a)	The entry and passages may be used for ingress and egress only.

(b)	Space for admitting natural light into any public or common areas of the Building shall not be covered or obstructed by Tenant. Tenant shall be allowed to install approved window treatments inside windows within Tenant’s space.

(c)	All plumbing fixtures including, without limitation, all toilets, urinals, sinks and fountains, shall be used only for their intended purposes. Tenant shall dispose of no grease, oil, paper, paper towels, napkins, feminine products, or similar items in the plumbing fixtures, and Tenant shall bear all costs and expenses resulting from Tenant’s misuse of such fixtures.

(d)	Landlord shall provide Tenant space on any directory Landlord maintains for all tenants, subject to Landlord’s right to determine the placement and design of all lettering and materials to be placed upon such sign.

(e)	No sign, advertisement, notice, or the like, shall be used on the Building exterior without Landlord’s permission and, if permitted by Landlord, shall be of color, size and style, and be done at Tenant’s expense by such party, as Landlord may determine. If Tenant violates the foregoing, Landlord may remove the violation without liability, and may charge all reasonable costs and expenses incurred in so doing to Tenant.

(f)	Tenant shall not throw or permit to be thrown anything out of windows or doors or down passages or elsewhere in the Building, or bring or keep any pets or other animals therein, or commit or make any indecent or improper act or noise, or do anything which will in any way obstruct, injure, annoy or interfere with other tenants or those having business with them, or affect any insurance rate on the Building or violate any provision of any insurance policy on the Building, or conflict with any rule or ordinance of the Board of Health, Fire Department, or any governmental authority and Tenant shall comply with all governmental laws, orders, and regulations with respect to Tenant’s use or occupancy of the Demised Premises.

(g)	Tenant shall not permit cleaning by any person other than the janitorial and cleaning staff hired by Landlord.

(h)	Landlord will furnish Tenant with one key per 1,000 sf of the Demised Premises and each lock set. All additional keys will be at Tenant’s expense. All such keys in Tenant’s possession or known by Tenant to be in existence shall be delivered to Landlord at the termination of this lease. Unless as approved and accepted by the Landlord, Tenant shall not place any additional lock on any door in the building, and doors, leading to the corridors or main halls shall be kept closed at all times except as they may be used for ingress and egress, without Landlord’s written permission.

(i)	The Demised Premises shall not be defaced in any way. There shall be no boring or cutting for wires, and no change in electric fixtures or other appurtenances of the Demised Premises shall be made.

(j)	For the general welfare of all Tenants and security of the Building, Landlord may require all persons entering and/or leaving the building on Sundays and/or holidays and on other days between the hours of 7:00 p.m. and 7:00 a.m. to register with the building’s property manager identifying his destination in the Building, and the time of entry and actual or anticipated departure. Landlord may deny entry during such hours to any person who fails satisfactorily to identify himself.

(k)	No bicycles or vehicles of any kind shall be brought into or kept in or about the Demised Premises or the common areas (lobby or halls) of the building, and no cooking shall be done or permitted by Tenant on the Demised Premises. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or emanate from the Demised Premises. Tenant may allow vehicles into the Work Areas/Laboratories (as defined on Exhibit A).

(l)	Tenant shall not engage or pay any employee on the Demised Premises, except those actually working for Tenant on the demised premised, nor advertise for laborers giving an address at the Demised Premises. It is understood that unless specifically authorized by Agent, employees of Landlord shall not perform nor be asked to perform work other than their regularly assigned duties.

(m)	Landlord will furnish electric light bulbs or fluorescent tubes in the fixtures at the time of the original letting of the Demised Premises, but Landlord shall not furnish such bulbs or tubes thereafter.

(n)	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

(o)	If parking spaces are provided, Landlord shall have no responsibility whatsoever to anyone whomsoever in respect thereto. All vehicles used by Tenant’s employees (including officers) shall be parked only in such area as may be designated by Landlord for the purpose. Tenant shall furnish to Landlord the license number of all such vehicles. Landlord reserves the right to remove by towing or otherwise any such vehicle parked in any area not so designated and to charge the cost thereof to Tenant.

(p)	Tenant shall not place a load on any floor of the Demised Premises exceeding the floor loads as described on Exhibit A. Landlord reserves the right to prescribe the weight and position of all safes and heavy equipment.

EXHIBIT C

LEASE COMMENCEMENT LETTER

October             , 2003

Thomas H. Atherton, III, Manager

Hampton R & D Properties, LLC

4016 Holland Boulevard

Chesapeake, Virginia 23323

Re:	Commencement of Lease Between Luna Innovations, Inc. (“Tenant”) and Hampton R & D Properties, LLC (“Landlord”)

Dear Mr. Atherton:

This letter is to confirm that Tenant has accepted its office space of approximately 9,935 square feet in the building known as 130 Research Drive, Hampton, Virginia (the “Demised Premises”), pursuant to that certain Full Service Office Lease dated                     , 2003, by and between Landlord and Tenant. The Tenant confirms that the “Lease Commencement Date”, as defined in the Lease, shall be                     . Tenant further confirms that it has completed a walk-through inspection of the Demised Premises and accepts the Demised Premises as of the date of this letter, without objection of any kind to their present conditions.

Please acknowledge the Landlord’s receipt and agreement with the above-referenced Lease Commencement Date, and return one originally-executed copy of this letter to me.

Very truly yours,

Luna Innovations Incorporated, a Delaware corporation

By:	/s/ Garnett S. Linkous
Garnett S. Linkous
Chief Administrating Officer